Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:
Eric Berto	Jeff Salzwedel
Etelos, Inc.	Salzwedel Financial Communications, Inc.
425-753-2222	503-722-7300
press@etelos.com	jeff@sfcinc.com

Etelos names new COO

Maple Valley, Wash. — May 05, 2010 — Etelos, Inc. (OTCBB: ETLO), which has been building Web app marketplaces since 1999, has announced that it has appointed Kennedy Brooks as its COO. Brooks will maintain his role as the company’s Vice President and General Counsel as well.

Brooks joined Etelos in September of 2007 and has guided the company through its recent evolution as a provider of Web app marketplaces.

“During his tenure with Etelos, Kennedy has proven to be an invaluable leader of the management team,” Etelos CEO Danny Kolke said. “Through his energy and dedication the Company has accomplished much in a very difficult time in the market. Kennedy’s business experience and acumen, and his strengths in organizing and executing our strategic vision, continue to be driving forces in making Etelos the leading provider of Web App marketplaces.”

For more information on Etelos or to browse the marketplaces that it has implemented, please visit Etelos.com.

About Etelos, Inc.

Etelos is the developer of a Web app distribution platform for delivering Web apps for businesses. Unlike other cloud computing and Platform-as-a-Service (PaaS) solutions, Etelos enables software manufacturers to migrate existing applications or to create new applications, then to package, distribute, host, bill, market and support their Software-as-a-Service (SaaS) enabled applications through a number of third-party branded application marketplaces, all based on the Etelos Platform Suite. Etelos™, the Etelos Platform Suite™, EASE™, Etelos App Server™, Etelos VE™, Etelos Cloud™ and Etelos Marketplace™ are trademarks of Etelos, Inc.; other trademarks are the property of their respective owners. For more information about Etelos, please visit Etelos.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Etelos’ business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements may include, among other things, statements concerning the company’s partnership with others, the future financial performance of our company, the acceptance of our products and services, the success and timeliness of our product and platform roll-out and other statements qualified by words such as “anticipate,” “believe,” “intend,” “may” and other words of similar import. These

Etelos, Inc. | 26828 Maple Valley Highway | #297 | Maple Valley | WA | 98038 | www.etelos.com

statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s reports that Etelos files periodically with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Etelos undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

-END-